Exhibit 6.8

MARKETING AND LICENSE AGREEMENT

This License Agreement, effective December 2, 2019, is entered into by Tokata Oil Recovery, Inc., an Oklahoma corporation ("Grantor"), and Bayou Road Investments, Inc., a Delaware Corporation ("Grantee").

RECITALS:

WHEREAS, Grantor is Tokata Oil Recovery™, Inc. (Tokata) is a private, Oklahoma-based oil extraction, development and manufacturing company that has designed, patented, and is producing oil extraction technologies to remove hydrocarbons from existing oil wells while bringing up less than 2% water to the surface.;

WHEREAS, Grantor, has exclusive ownership rights to the patent, and Technology which is the United States Patent Number 6,868,911 Bl; March 22, 2005; titled "Methods and Apparatus for Subterranean Fluid Separation and Removal", (the "TORS Patent").

WHEREAS, in consideration for the following:

2 million shares of the common stock of Principal Solar, Inc (Parent Company to Bayou Road Investments, Inc), for EXCLUSIVE RIGHTS to operate in the States of Oklahoma and Louisiana.

An annual license payment of $50,000 per year for 5 years to operate on a NONEXCLUSIVE basis in all states other than Oklahoma and Louisiana.

Minimum Purchase requirements of 5 TORS unit's per year for 5 years at cost plus a "mark up" of 15%.

And an annual Marketing and/or Research Budget of$50,000.00 USD.

Grantor is entering into this Agreement with Grantee pursuant to which it is granting marketing, and license rights to Grantee on the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Grantee hereby agree as follows:

1. Definitions. As used herein, the following capitalized terms or other capitalized terms defined elsewhere in this Agreement, will have the meanings ascribed thereto wherever used in this Agreement:

"Confidential Information" means any business, marketing, technical, scientific or other information disclosed by Grantor to Grantee of any kind which is non-public and confidential. Confidential information shall not include any information (a) which is or becomes part of the public domain other than as a result of the breach of the Grantee's confidentiality obligations hereunder, (b) which is obtained from third parties who are not bound by confidentiality obligations to Grantor or ( c) which is required to be disclosed by law, under compulsion of legal process. Confidential Information may include Know-How.

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"Effective Date" shall be December 2, 2019.

"Grantee" has the meaning given thereto in the preamble to this Agreement.

"Grantor" has the meaning given thereto in the preamble to this Agreement.

"TORS Know-How" means public and nonpublic technical or other information, tradesecrets, know-how, processes, formulations, concepts, ideas, including special knowledge, skill and experience, as applied to the design or development of the TORS Products that is possessed by the Grantor.

"TORS Manufacturing Rights" means the right to make, have made, or manufacture TORS Products in the Territory, to sub-license the Licensed TORS Technology to make, have made or manufacture TORS Products or import the TORS Products into the Territory.

"TORS Patent" has the meaning given thereto in the recitals to this Agreement and includes any continuations, divisions, re-issues, re-examinations and extensions thereof and corresponding patents and applications in other countries.

"TORS Products" has the meaning given thereto in the recitals to this Agreement.

"TORS Technology" means (a) the TORS Patent, (b) the TORS Know-How and (c) any Confidential Information as described in the TORS Patent or embodied in any of the TORS Products.

"TORS Trademarks" means all registered and unregistered trademarks, service marks, trade names, business names, brand names, product names and any other indicators of origin, whether registered or unregistered, belonging to Grantor which are used in connection with the TORS Products or the TORS Technology.

"Improvements" mean any improvement or enhancement to the TORS Patent , or any design changes, modifications, discoveries, or developments related to the TORS Products.

"Licensed TORS Technology" means all TORS Technology owned or controlled by Grantor as of the date hereof that may be used in the Territory in the Field of Use. "Owned or controlled" shall include Technology which Grantor owns, or under which Grantor is licens...-,1.---- and has the right to grant sub-licenses.

"Territory" has the meaning given thereto in the recitals to this Agreement.

"Parties" means both Grantor and Grantee.

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2. Term. The initial term of this Agreement shall be for a period of 5 years from the Effective Date

3. Grant of Marketing and Distribution Rights and Rights to Sublicense.

3.1 Subject to the terms and conditions herein, Grantor hereby grants to Grantee the right to operate the TORS Products for the production and sell of hydrocarbons in the approved territories. For avoidance of doubt, the foregoing rights exclude TORS Manufacturing Rights.

3 ..2 Grantor further grants to Grantee, the right to use any registered or not registered Trademark, owned, acquired, developed or filed for by the Grantor, relating to the TORS Product or the Licensed TORS Technology. Grantee acknowledges and agrees that all use of the Licensed Trademarks by the Grantee shall inure to the benefit of and be on behalf of Grantor.

3.3 Notwithstanding anything herein to the contrary, Grantee does not have the right to accept orders to sell TORS Products or grant sublicenses with respect to the Licensed TORS Technology without first receiving prior written approval from the Grantor together with an amendment to this Agreement.

4. Intellectual Property Rights.

4.1 Grantee acknowledges that Grantor is the owner or rightful user of the TORS Technology, and agrees that it will do nothing inconsistent with such ownership or rights or in any way impair or tend to impair any part of Grantor's right, title and interest therein. The Grantee agrees that nothing in this Agreement shall give the Grantee any right, title or interest in the TORS Technology other than the right to use the Licensed TORS Technology in accordance with this Agreement. The Grantee agrees that it will not attack the title of Grantor to the TORS Technology or attack the validity of any of the foregoing or this Agreement. Without limiting the foregoing, the Parties acknowledge and agree that Grantor is not selling, transferring or otherwise conveying to Grantee any intellectual property rights of any kind and that Grantor is reserving to itself the ownership of the TORS Patent, and the other TORS Technology, including (a) all rights outside of the Territory, (b) all rights outside the Field of Use within the Territory, and (c) the TORS Manufacturing Rights.

4.2 Grantor shall have the sole and exclusive right to file, prosecute and maintain patent applications, provisional patents and Improvements that are the property of Grantor and shall have the right to determine whether or not, and where to file a patent application or to abandon the prosecution of any patent or patent application.

4.3 The Parties further agree that any Improvements created, developed or made by Grantee (including its employees and agents) shall be assigned to the Grantor by Grantee. In this regard, the agent or employee of the Grantee who is responsible for the improvement, design changes, modifications, discoveries or developments of the TORS Product agrees to execute any and all documents required to assign all right, title and interest to Improvements to the Grantor for $1.00 and other good and valuable consideration. Grantee shall promptly inform Grantor of any such Improvements and take all necessary steps to assist the Grantor in filing an application for a new patent or a continuation in part of an existing patent. Grantor shall grant to Grantee, for no consideration, license for Improvements in the Territory in the Field-of-use on terms and conditions mutually agreed to by the Parties. Any Improvements, design changes, modifications or developments of the TORS Products or the Licensed TORS Technology by Grantee are construed to be a part of this Agreement and Grantee shall be bound to all terms and conditions contained in this Agreement.

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4.4 Grantor agrees that any Improvements assigned by Grantee to Grantor or developed, made or created by Grantor during the term of this Agreement shall be included in the License TORS Technology on the terms and conditions herein and made by Grantor shall be available to Grantee in the Territory with respect to the Field of Use at no additional cost.

5. Obligations of Grantee. Grantee undertakes and agrees with Grantor the following and all other terms and conditions of the Agreement:

5.1 except as authorized by Grantor, not to act in a way which will incur any liabilities to Grantor nor to pledge the credit of Grantor;

5.2 to promote in the Territory in the Field of Use the sale of the TORS Products and the sub-licensing of the Licensed TORS Technology with all due care and diligence and to seek to improve Grantor's goodwill;

5.3 to comply with Grantor's instructions and generally to carry out its services under this Agreement in such manner as is in the best to promote the interests of Grantor;

5.4 upon request by Grantor, to allow Grantor to access its customers' particulars where necessary for any verification or for internal business or for such other purpose which can promote and market the TORS Products and the Licensed TORS Technology;

5.5 upon request by Grantor, to promptly inform Grantor of any feedback from its customers or any complaint with respect to TORS Products and the Licensed TORS Technology;

5.6 upon request by Grantor, to fully inform Grantor of its activities in the Territory concerning the production and sell of hydrocarbons;

5.7 upon request by Grantor, to fully and promptly inform Grantor of conditions and developments in the Territory for use of the TORS Products or the sub-licensing of the Licensed TORS Technology (whether advantageous or disadvantageous to Grantor);

5.8 to maintain the quality of the TORS Products Grantee shall cooperate fully with Grantor to facilitate periodic review of Grantee's use of TORS Trademarks and Grantee's compliance with the quality standards herein described; and

5.9 to do nothing that would tend to discredit, injure the reputation of, or reflect adversel upon Grantor, the TORS Products, the TORS Technology or the TORS Trademarks.

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6. Confidentiality. Grantee and Grantee's members (other than Grantor), employees and agents shall not disclose any Confidential Information expressly or impliedly disclosed by Grantor to Grantee without the expressed written permission of Grantor. Grantee at the option of the Grantor shall sign a separate Confidentiality Agreement relative to any Confidential Information and TORS Know-How.

7. Disclaimer of Representations and Warranties By Grantor.

7.1 THE LICENSOR MAKES NO WARRANTY AND EXPRESSLY DISCLAIMS ALL WARRANTIES, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE LICENSED TORS TECHNOLOGY OR TORS TRADEMARKS, AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.

7.2 THE GRANTOR SHALL NOT BE LIABLE TO GRANTEE OR ITS CUSTOMERS OR SUBLICENEES OR ANY OTHER PERSON OR ENTITY, FOR DAMAGES IN THE FORM OF CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, LOST PROFITS, LOST SAVINGS, LOSS OF GOODWILL OR OTHERWISE, OR FOR EXEMPLARY DAMAGES, RESULTING FROM THE GRANTEE'S USE OR INABILITY TO USE THE LICENSED TORS TECHNOLOGY, EVEN IF THE GRANTEE OR ITS CUSTOMERS, SUBLICENSEES OR SUCH OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. Termination.

8.1 Termination.

(a) The other Party breaches this Agreement and such breach remaining uncured for thirty (30) days following written notice of breach by the non-breaching party, provided, however, such thirty (30) day period shall be extended until the cure is completed, if given the nature of such breach reasonableness requires more than thirty (30) days to complete a cure and the breaching party commences the cure within the thirty (30) day period and thereafter continuously and diligently pursues the same to conclusion; or

(b) The other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors' arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed or vacated within thirty (30) days.

8.2 Effect of Termination.

(a) Termination of this agreement shall not relieve or release either party from making payments that may be owing to the other party under the terms of this Agreement as provided in the Transaction Amendments.

(b) Grantor's Limited Liability. Grantor shall not incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other ( or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of this Agreement whether or not such party is aware of any such damage, loss or expenses.

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9. Third Party Infringement.

9 ..1 Each Party shall notify the other party in writing of any suspected infringement of the TORS Patent, patented Improvements or the TORS Trademarks in the Territory, and shall inform the other party of any evidence of such infringement(s).

9.2 Grantor shall have the first right to institute a suit for infringement(s) in the Territory. Grantee agrees to join as a party plaintiff in any such lawsuit initiated by Grantor, if requested by Grantor, with all costs, attorney fees, and expenses to be paid by Grantor. However, if Grantor does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from Grantee of Grantee's desire to bring suit for infringement in its own name and on its own behalf, then Grantee may, at its own expense, bring suit or take any other appropriate action.

9.3 If this Agreement is non-exclusive at the time of infringement(s), the sole right toinstitute suit for infringement and to recover damages shall rest with Grantor.

9.4 Grantee shall be entitled to any recovery of damages resulting from a lawsuit brought by it pursuant to Section 9 .1. Grantor shall be entitled to recovery of damages resulting from any lawsuit brought by Grantor to enforce any patent that may issue pursuant to Section 9 .1.

9.5 Grantor may settle with an infringer without the prior approval of the Grantee with respect to any infringement of the TORS Patent, the patented Improvements or the TORS Trademarks.

10. Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control, including, but not limited to earthquake, fire, flood, war, embargo, strike, riot, inability to secure materials or transportation facilities, or the intervention of any government authority.

11. Indemnification. Grantee agrees to indemnify and hold Grantor and its officers, directors, employees and agents harmless from any damages, costs (including attorney's fees and costs) or other liabilities arising from claims by any other party resulting from Grantee's breach of this Agreement or any negligence or intentional misconduct on the part of Grantee.

12. Non-Assignability. The Parties agree that this agreement imposes obligations on Grantee. Grantee shall not assign any rights or obligations of the Grantee under this Agreement without the prior written consent of Grantor. Grantor may assign its rights hereunder without the prior written consent of the Grantee.

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13. Severability.

13.1 The Parties agree that if any part, term or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

13.2 In the event the legality of any provision of this agreement is brought into question because of a decision by a court of competent jurisdiction, Grantor, by written notice to Grantee, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

14. Waiver; Amendments. The waiver of a breach hereunder may be affected only by a written notification signed by the waiving Party and shall not constitute a waiver of any other breach. No provision of this Agreement may be amended or modified except by a writing signed by both Parties.

15. Applicable Law. This Agreement shall be constructed in accordance with the laws of the State of Oklahoma.

16. Notices Under the Agreement. For the purpose of all written communications and notices between the parties, their addresses shall be:

Grantor:	Tokata Oil Recovery, Inc. 2731 Via Capri 929, Clearwater, FL 33764
Attn: Patrick S. O'Malley 727-251-4861

Grantee:	Bayou Road Investments, Inc. 100 Crescent Rd, Dallas, Tx. 75201
Attn: Rick Toussaint, 214-577-1107

or any other addresses of which either party shall notify the other party in writing.

17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

TOKATA OIL RECOVERY, INC.

/s/ Dr. Tomas L. Westbrook

Dr. Tomas L. Westbrook, PhD

/s/ Patrick S. O'Malley

Patrick S. O'Malley

BAYOU ROAD INVESTMENT, INC.

/s/ K. Bryce Toussaint

K. Bryce Toussaint, MBA CPA

Chairman and CEO

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